                                                                    Exhibit 23.1


CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference, in the Registration Statements listed below, of our report dated January 27, 1998 (July 17, 1998 as to the effects of the merger of Progressive Bank, Inc. into Hudson Chartered Bancorp, Inc. under the name of Premier National Bancorp, Inc. in a transaction accounted for using the pooling-of-interests method, including the restatement of all historical financial data to include both entities for all periods presented) relating to the consolidated financial statements of Premier National Bancorp, Inc. (the "Company") and subsidiaries, appearing in this Quarterly Report on Form 10-Q of the Company for the quarterly period ended September 30, 1998:

     Form S-8 relating to the Company's employee stock option plan (File No. 33-71806)

     Post-Effective Amendment No. 3 to Form S-3 relating to the Company's Dividend Investment and Stock Purchase Plan (File No. 33-48188)

     Post-Effective Amendment No. 1 (on Form S-8) to Form S-4 relating to shares of the Company's common stock offered pursuant to the Fishkill National Corporation Incentive Stock Option Plan (File No. 33-79844)

     Post-Effective Amendment No. 2 (on Form S-3) to Form S-2 relating to the offering of shares of the Company's common stock by certain selling stockholders (File No. 33-48660)

     Post-Effective Amendment No. 1 (on Form S-8) to Form S-4 relating to shares of the Company's common stock offered pursuant to the Progressive Bank, Inc. 1997 Employee Stock Option Plan, the Progressive Bank, Inc. 1993 Non-Qualified Stock Option Plan for Directors, the Progressive Bank, Inc. Amended and Restated Incentive Stock Option Plan and the Pawling Savings Bank Incentive Stock Option Plan (File No. 333-49793).

/s/ Deloitte & Touche LLP


Stamford, Connecticut
November 16, 1998